Exhibit 10.1

CONSULTANT AGREEMENT

THIS AGREEMENT is made as of this 2nd day of March 2006 (hereinafter referred to as the “Effective Date”).

BETWEEN:

Millenia Hope Biopharma (MHB) and Millenia Hope Inc. (MH), having their principal place of business located at 500 Cartier Boulevard West, 4th floor, Laval, Quebec, H7V 5B7 (hereinafter “MHB” and “MH”),

and

9111-9081 Quebec Inc., a company carrying on business under the name of Focus Biotech Consultants and having its principal place of business located at 160 Pagnuelo Avenue, Montreal, Quebec, H2V 3C2, duly represented by its president, Ms. Francine Sauriol (hereinafter “Focus”).

MHB and MH and Focus are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

WHEREAS MHB and MH desires to engage Focus to provide services for the term of this Agreement and Focus has agreed to provide such services, all in consideration and upon the terms and conditions contained herein;

WHEREAS Focus has expertise and contacts in financial, biopharmaceutical and other circles and can assist MHB and MH in finding suitable partners for the financing, licensing or selling of its technologies, programs, or assets in relation with MHB and MH’s research activities;

In consideration of the forgoing premises and the covenants and agreements herein contained, MHB and MH and Focus agree as follows:

1.	Services:

1.1

Definition: Subject to the terms and conditions stipulated in this Agreement, MHB and MH hereby retains Focus to carry out services and Focus shall render the services defined as follows (hereinafter referred to as “Services”):

a)

Assist MHB and MH in finding potential partners for the financing, selling, or licensing of technologies, as well as contractual partnerships or projects, in relation to the company’s research activities focused on discovering and developing new plant-based products, as well as specialty chemicals, from plants using its Phytomics technologies and product discovery technology platform;

		b)	Assist MHB and MH in arranging discussions and meetings with potential partners; and

		c)	Such other consulting services as may from time to time be agreed upon between the parties.

1.2

Assurance: Services shall be provided on an as needed basis. Focus hereby warrants that it is qualified to render the Services and that it shall render the Services hereunder to the best of its abilities and in a competent and professional manner.

1.3

Term: Except as otherwise provided in this Agreement, MHB and MH agrees to engage Focus to provide the Services for an initial term of twelve months. This Agreement shall only be renewed for an additional term of six months upon the written consent of MHB and MH.

Focus will submit from time to time to MHB or MH a list of putative contacts (e.g., pharmaceutical and biotechnology companies) (The “List”) and Focus will only follow-up with those contacts approved in writing by MHB or MH. MHB and MH will be under no obligation to enter into contractual arrangements proposed by contacts introduced by Focus and reserves itself the right to terminate discussions or negotiations with such contacts. It is understood that previous contacts established by Focus for Avance Pharma are included in this Agreement provided that Focus and MHB confirm the Avance previous contacts at the beginning of this agreement.

2.	Remuneration:

2.1

Definition: For the purposes of this Agreement a “Successful Transaction” shall include the completion of a financing, the selling of all or part of the assets or shares of the company, and the signing of a licensing or distribution agreement, and any similar transaction (e.g., r&d contracts), for consideration, involving MHB or MH and a partner or contact introduced by Focus during the term of this Agreement. Remuneration will extend beyond termination of this Agreement for a period of two (2) years following the expiry of this Agreement on the condition that the transaction between MHB or MH and a partner or contact introduced by Focus is founded on the objects discussed with such partner or contact during the tenure of the present Agreement.

2.2

Non Exclusivity: This Agreement is non-exclusive. It does not preclude Focus from rendering consulting services to other entities provided such other services do not cause Focus to breach the terms of this Agreement and that Focus does not enter in other consulting services and contracts in conflict with MHB or MH’s business activities targeting the discovery and production of plant-based products for the cosmetic, nutraceutical and pharmaceutical industries using MHB Phytomics and Plant Product Discovery Platform as well as MH’s business activities with regards to malaria. This Agreement does not preclude MHB and MH from pursuing any financing, business development and other activities.

	2.3	Compensation: In return for the Services, MHB or MH will pay Focus a fee (plus all applicable taxes) equal to the greater of :

2.3.1

Five percent (5%) of the value of any Successful Transaction. This includes the gross proceeds of any financings, revenues from r&d contracts, up-front cash payments, received by MHB or MH pursuant to a Successful Transaction within a two (2) year-period following the closing date of the Successful Transaction. Compensation paid by MHB or MH to Focus under this paragraph 2.3.1 will not apply to milestones payments on r&d contracts, nor will it apply to royalties received by MHB or MH from the sale of products resulting from a Successful Transaction. or

		2.3.2	The lesser of CAN$25,000 or 5% of the fair market value of a Successful Transaction that involves no cash disbursements to MHB or MH (e.g., technology transfer).

2.4

Payment Due: Payment of fees to Focus shall be made only following disbursement of proceeds by partner or contact to MHB or MH as defined in the Successful Transaction, and within ten business days of MHB or MH receiving the relevant consideration from the partner or contact involved in the Successful Transaction with MHB or MH. It is agreed by Focus that all payments made by MHB or MH to Focus will be prorated on the basis of the actual proceeds received by MHB or MH from the partner or contact.

2.5

Expenses: Avance shall pay for or reimburse Focus for all reasonable expenses incurred by Focus in the course of performing the Services upon presentation of proper accounts, statements, invoices or receipts for such items. Expenses in excess of $100.00 will only be paid if such expenses have first been pre-approved by Avance.

3.	Confidential Information:

	3.1	Definition: Confidential Information shall be defined as one (or more) of the following:

a)

Marked: Any information, knowledge or data in writing and marked “Confidential” or, if disclosed in oral, visual, electronic or any other form, confirmed in writing marked “Confidential” by MHB or MH within thirty (30) days of such initial disclosure;

b)

Chemistry: Information, knowledge or data of an intellectual, technical, scientific or industrial nature relating to MHB or MH’s chemical structures, deemed confidential by MHB or MH and which may or may not be patentable including, but not limited to, physicochemical properties, binding affinities, therapeutic applications, methods of design and discovery;

c)

Technology: Information, knowledge or data of an intellectual, technical, scientific or industrial nature relating to MHB or MH’s technology, deemed confidential by MHB or MH and which may or may not be patentable including, but not limited to, technical data, drawings, materials, samples, computer systems and software, results of research, photographs, specifications, standards, reports, trade secrets and know-how;

d)

Business: Information, knowledge or data of a financial, cost, pricing, strategic or marketing nature relating to MHB or MH’s business operations, deemed confidential by MHB or MH and including, but not limited to, information relating to customers, personal information, business plans and protected business information; and

	e)	Other: Information, knowledge or data that MHB or MH has a legal duty to protect.

3.2	Exceptions: Confidential Information excludes information:

	a)	that was in the public domain by use and/or publication prior to such disclosure;

	b)	that becomes part of the public domain through no breach of an obligation by Focus;

c)

that was already in the possession of Focus prior to receipt from MHB or MH, which possession can be established by competent and documented evidence, or is developed by Focus independently of the disclosure, which development can be established by competent and documented evidence; the burden of such proof shall be on Focus;

	d)	that is substantially the same as that furnished to Focus by others or a third party who was or is not under an obligation of confidence to MHB or MH at the time of the disclosure;

	e)	that is disclosed with the written consent of MHB or MH; or

	f)	that is disclosed pursuant to court order or other legal compulsion.

3.3

Purpose of Disclosure: Focus agrees that the sole purpose for receiving Confidential Information is to allow and facilitate it in rendering the Services contemplated in this Agreement. Any other use and disclosure for any other purpose of such Confidential Information shall be considered unauthorised. Focus agrees not to disclose any of MHB or MH’s confidential information unless this disclosure is approved by MHBor MH and the receiving party has signed with MHB or MH a proper confidentiality agreement.

3.4

Duty: Focus agrees to keep confidential and not to disclose, or make use of, other than in the discharge of, and for a purpose which is necessary to, the carrying out of its duties for MHB or MH at any time either during or subsequent to the term of this Agreement, any Confidential Information Focus may obtain, otherwise acquire or produce during the course of its work. Focus further agrees that it shall restrict access to the Confidential Information on a need to know basis and only disclose such Confidential information to those of its officers, directors, agents, employees or representatives that have been advised beforehand of their obligations under this Article 3.

3.5

Copying: Other than in the discharge of, and for a purpose which is necessary to, the carrying out of its duties for MHB or MH, Focus agrees not to copy or reproduce in any manner Confidential Information provided to it without specific direction or consent from a representative of MHB or MH.

3.6

Term: This Article 3 shall remain in effect until Confidential Information subject to this Agreement comes within the exceptions listed in clause 3.2 or the expiry of five years from the termination or expiry of this Agreement, whichever is the earlier.

3.7

Prior Commitments: Focus hereby represents that its performance of all the terms of this Agreement, and as a consultant to MHB or MH, does not and will not breach any prior agreements to keep in confidence or trust any third party’s confidential information. Furthermore, Focus will not knowingly disclose to MHB or MH, or induce MHB or MH to use, any confidential or proprietary information or material belonging to a third party. Focus agrees not to enter into any agreement either written, oral or electronic in conflict herewith.

	3.8	Focus agrees when working on MHB or MH premises or on MHB or MH projects to comply with all the rules and regulations of MHB or MH in force from time to time.

4.	Term and Termination

	4.1	Term: The provision of Services by Focus to MHB or MH shall commence on the Effective Date and shall continue for a period of six months unless terminated in accordance with this Article 4.

	4.2	Termination for Cause: In the event that Focus breaches any of the provisions in this Agreement, it acknowledges that MHB or MH shall have the immediate right to terminate this Agreement.

4.3

Bankruptcy: A Party’s rights and obligations under this Agreement shall immediately and automatically terminate without notice if that Party ceases conducting business in the normal course, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, or avails itself of, or becomes subject to, any proceeding under the Bankruptcy and Insolvency Act or any law relating to insolvency or the protection of creditors rights.

4.4

Surviving Sections: Notwithstanding any termination of this Agreement for any reason whatsoever and with or without cause, the provisions of Sections 2, 3 and 5 inclusively and any other provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following any such termination.

	4.5	Effects of Termination: Focus agrees that upon termination of this Agreement it will promptly surrender and deliver to MHB or MH all materials pertaining to Confidential Information.

5.	General:

5.1

Indemnification: MHB or MH agrees to indemnify and save Focus and its directors, officers and employeesharmless from and against all claims, actions, suits, losses, demands, expenses, costs or damages of every nature and kind whatsoever which Focus or its directors, officers and employees may suffer as a result of the negligence of MHB or MH in the performance or non-performance of this Agreement.

5.2

No Binding Authority: Focus shall not, without the prior written consent of MHB or MH, enter into any contract or commitment in the name of or on behalf of MHB or MH or bind MHB or MH in any respect whatsoever.

5.3

Notices: All notices required or permitted to be given by MHB or MH or Focus to the other under the terms of this agreement shall be deemed to be sufficiently given if delivered to MHB or MH or Focus, as the case may be, or, except during any postal strike or other interruption of postal service, if mailed in a registered post-paid envelope addressed to MHB or MH or to Focus, as the case may be, at the appropriate address hereinafter set forth. Any notice given by mailing as aforesaid shall be deemed to be given on the fifth (5th) business day following the date of mailing and any notice given by delivery as aforesaid shall be deemed to be given at the time of such delivery. Any such notices may also be delivered at the addresses indicated below or substituted therefore from time to time by telecommunications, in which event such notice shall be deemed to be received on the business day following the date of transmission of such telecommunications. For the purposes of this agreement the addresses of MHB or MH and Focus shall be as follows:

a)	in the case of MHB or MH:	b)	in the case of Focus:

	Millenia Hope BiopharmaInc.		Focus Biotech Consultants
	500 Cartier Boulevard West		160 Pagnuelo Avenue
	4th Floor,		Montreal, QC H2V 3C2
Laval, QC H7V 5B7

5.4	Binding Effect: The provisions hereof shall enure to the benefit of and be binding upon, the Parties hereto and their respective employees, agents, officers, directors, affiliates and subsidiaries.

5.5	Relationship: It is agreed by both parties that this Agreement is for the sole purpose as described herein and does not create an association or partnership between both parties.

5.6

Entire Agreement: With respect to the subject matter of this Agreement, this Agreement sets forth the entire agreement between the Parties hereto and any persons who have in the past or who are now representing either of the Parties hereto, and supersedes all prior understandings and communications between the Parties hereto or any of them, oral or written.

5.7

Reliance: Each Party hereto acknowledges and represents that this Agreement is entered into after full investigation and that no Party is relying upon any statement or representation made by the other of them or by any other person who is not embodied in this Agreement.

5.8

Amendments: The Parties hereto further acknowledge that they shall have no right to rely upon any amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this Agreement unless the same is in writing and executed by each of the Parties hereto.

5.9

Severability: If any provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law and be independent of every other provision of this Agreement.

5.10

Governing Law: This Agreement and the rights, obligations and relations of the Parties hereto shall be governed by and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein (but without giving any consideration to conflict of laws rules). The parties hereto agree that the Courts of Québec and/or the Federal Courts shall have jurisdiction to entertain any action or other legal proceeding based on any provisions in this Agreement.

5.11	Currency: Unless otherwise specified, all dollar amounts referred to in this Agreement are in Canadian funds.

5.12

Headings: The section and subsection titles and headings contained in this Agreement are for convenience of reference only. Such titles and headings do not form a part of this Agreement, shall not define or limit the scope of the sections or subsections, and shall not affect the construction or interpretation of any of the sections or subsections.

5.13

Language: The Parties hereto have requested that this Agreement and all notices given pursuant hereto be drafted in the English language. Les Parties aux présentes confirment et déclarent qu’elles ont demandé que cette Convention et les avis quis’y rattachent soient rédigés en langue anglaise.

5.14	Assignment: This Agreement is personal in nature and may not be assigned by either party hereto.

IN WITNESS WHEREOF each of the Parties hereto has caused this Agreement to be executed by a duly authorised representative.

FOR Millenia Hope Inc and Millenia Hope Biopharma	FOR 9111-9081 Québec Inc. (Focus Biotech Consultants):

Leonard Stella	Francine Sauriol, B.B.A., M.B.A.

Name (Please Print)	Name (Please Print)

CEO	President

Title	Title

Signature	Signature

Date	Date